Exhibit 10.1

TECHTARGET, INC.

EXECUTIVE INCENTIVE

GROWTH ACCELERATION PLAN

1.
Purpose and Objectives

This Executive Incentive Growth Acceleration Plan (the “GAP”) is intended to: (a) motivate and reward executive and senior leadership to deliver long-term, sustainable growth, (b) retain and attract top-tier talent, for the long-term success of TechTarget, Inc. d/b/a Informa TechTarget (the “Company”), and (c) incentivize executives and senior leadership to make decisions that support the Company’s long-term success. The GAP is for the benefit of Covered Executives (as defined below).

2.
Covered Executives

From time to time, the Compensation Committee of the Board of Directors of the Company (the “Committee”) may select certain key executives and senior leaders (the “Covered Executives”) to be eligible to receive bonuses hereunder.

3.
Administration

The Committee shall have the sole discretion and authority to administer and interpret the GAP. The specific goals and targets under the GAP for each performance period shall be determined by the Committee and, once approved, filed with the minutes of the Committee. A Covered Executive may receive a bonus payment under the GAP based upon the attainment of various performance targets which are established by the Committee and relate to financial and operational metrics with respect to the Company or any of its subsidiaries (the “Performance Goals”), including, but not limited to, the following: earnings per share, revenues, operating profit, CAGR, EBIT, Adjusted EBITDA, or such other metrics as the Committee may determine.

4.
Bonus Determinations

(a) Each Covered Executive will receive an initial award under the GAP calculated based on a percentage of their base salary which is subsequently converted into a synthetic share award based 60% on the price of the Company’s Common Stock and 40% based on the price of Informa PLC’s stock (the “Award”) on a date to be determined by the Committee. The Award will have a share price floor of 50% and a ceiling of 200% of the applicable grant share price.

(b) The GAP will have a three-year performance period covering the three financial years from 2026 to 2028 inclusive, with potential payouts to Covered Executives, assuming targets are achieved, occurring in 2029 (hereinafter, the “Covered Period”). Payment of a bonus under the GAP to a Covered Executive at the end of the Covered Period will be based upon the attainment of certain minimum and maximum targets (“GAP Target”), calculated at the end of each year during the Covered Period; provided that as a threshold matter to bank any bonus under the GAP, the relevant operating profit margin target, as determined by the Committee, is exceeded and the Eligibility Criteria (defined below) must be met. Any bonus earned for a given year will be credited and banked separately for each year of the Covered Period and will not be affected by performance in any other year, with the opportunity to earn back any unbanked awards in respect of 2026 or 2027 should the maximum targets be achieved in subsequent years.

(c) Performance under the GAP will be tested annually and, provided the applicable annual GAP Target is achieved, up to 1/3 of the Award will be banked with a final payout in cash at the end of the

Exhibit 10.1

Covered Period based on the following eligibility criteria being achieved: (i) underlying revenue CAGR target must be achieved, (ii) operating profit margin hurdle must be exceeded, and (iii) continued employment of the Covered Executive through the last day of the performance period (hereinafter, “Eligibility Criteria”).

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Year 1 – 2026 - If the Company achieves the year 1 maximum GAP Target, one third of the Covered Executive’s Award will be banked. If the Company achieves the year 1 minimum GAP Target, one sixth of the Covered Executive’s Award will be banked. A sliding scale operates between the minimum and maximum GAP Targets as determined by the Committee. Any Award amount not banked (e.g., because the GAP Target was not achieved) will roll over to year 2 (e.g., if performance lags in year 1 but outperforms in year 2, the Covered Executive may be entitled to the full Award amounts for both years).

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Year 2 – 2027 - If the Company achieves the year 2 maximum GAP Target, up to one third of the Covered Executive’s Award will be banked inclusive of any rollover from year 1 such that two thirds of the Award will be banked. If the Company’s performance is between the minimum GAP Target and maximum GAP Target in year 2, then the relevant proportion of the Covered Executive’s Award is banked in respect of year 2, however, there will be no rollover from year 1. If the Company’s performance is below the minimum GAP Target in year 2, then nothing is banked in respect of year 2 and the Covered Executive’s Award will rollover to year 3 plus any rollover from year 1.

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Year 3 – 2028 - If the Company achieves the year 3 maximum GAP Target, one third of the Covered Executive’s Award plus any rollover from years 1 and 2 will be banked such that all of the Covered Executive’s Award is banked. If the Company’s performance is between the minimum GAP Target and maximum GAP Target in year 3, then the relevant proportion of the Covered Executive’s Award is banked in respect of year 3, however, there will be no rollover from year 1 or year 2. If the Company’s performance is below the minimum GAP Target in year 3, then nothing is banked in respect of year 3. If the Company fails to achieve the minimum or maximum GAP Targets in year 3, but achieved the relevant minimum or maximum GAP Targets in years 1 or 2, then the proportion that has been banked to date will be payable.

If 100% of the GAP Targets are achieved, then a Covered Executive will be entitled to a cash payment calculated based on the total initial Award multiplied by the applicable share prices (e.g., 60% on the price of the Company’s Common Stock and 40% based on the price of Informa PLC’s stock) on a vesting date to be determined by the Committee. For instance, if a Covered Executive received an Award equal to 50,000 synthetic shares at the start of the GAP, 100% of the GAP Targets are achieved, and the Eligibility Criteria are met, then the Covered Executive would be entitled to a cash payment equal to 50,000 multiplied 60%/40% by the respective Company/Informa PLC stock prices on the vesting date (subject to a share price floor of 50% and a ceiling of 200% of the applicable share prices on the date of Award).

5.
General Administration

(a) Except as otherwise set forth in this GAP, any bonuses paid to Covered Executives under the GAP shall be based upon objectively determinable bonus formulas that tie such bonuses to one or more performance targets relating to the Performance Goals and no bonuses shall be paid to Covered Executives unless and until the Committee makes a determination with respect to the attainment of the performance objectives. Notwithstanding the foregoing, the Company may adjust bonuses payable under the GAP based on achievement of individual performance goals or pay bonuses (including, without limitation, discretionary bonuses) to Covered Executives under the GAP based upon such other terms and conditions as the Committee may determine in its discretion.

Exhibit 10.1

(b) Each Covered Executive shall have a targeted bonus opportunity for each performance period. The maximum bonus payable to a Covered Executive under the GAP shall be established by the Committee for the applicable performance period.

(c) The payment of a bonus to a Covered Executive with respect to a performance period shall be conditioned upon the Covered Executive’s employment by the Company on the last day of the performance period being 31 December 2028; provided, however, that the Committee may make exceptions to this requirement, in its sole discretion, including, without limitation, in the case of a Covered Executive’s termination of employment, retirement, death or disability and as required under the terms of any applicable agreement with a Covered Executive.

(d) The targets under the GAP program will be adjusted on an underlying basis to account for any acquisitions or disposals during the Covered Period.

6.
Timing of Payment

The Performance Goals will be measured at the end of each fiscal year. If the Performance Goals are met as provided herein, then payments will be made within 60 days after the Committee determines that they have been met, but not later than March 15 of the year following the fiscal year in which the applicable performance period ended.

7.
Amendment and Termination

The Company reserves the right to amend or terminate the GAP at any time in its sole discretion.